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                                                               EXHIBIT (a)(3)(i)

                                    OFFER BY

                          VAN KAMPEN SENIOR LOAN FUND

                         TO PURCHASE FOR CASH A PORTION
                            OF ITS COMMON SHARES AT
                   NET ASSET VALUE PER CLASS OF COMMON SHARES

                                                               December 19, 2003

To Brokers, Dealers, Commercial Banks,
     Trust Companies and other Nominees:

     Pursuant to your request, we are enclosing herewith the material listed below relating to the offer of Van Kampen Senior Loan Fund (the "Fund"), formerly known as Van Kampen Prime Rate Income Trust, to purchase a portion of its common shares of beneficial interest, par value of $0.01 per share, which are offered in two classes designated as Class B Shares and Class C Shares (collectively, the "Common Shares"), at the respective net asset value per class of Common Shares ("NAV") determined as of 5:00 P.M. Eastern Time on the Expiration Date (defined below) upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 19, 2003 and in the related Letter of Transmittal (which together constitute the "Offer"). The Offer and withdrawal rights will expire at 12:00 Midnight Eastern Time on January 23, 2004, unless extended (the "Expiration Date"). An early withdrawal charge will be imposed on most Class B Shares and Class C Shares accepted for payment which have been held for less than five years and one year, respectively. The Offer is not conditioned upon any minimum number of Common Shares being tendered but is subject to certain conditions as set forth in the Offer to Purchase.

     If more than the authorized percentage of Common Shares are duly tendered prior to the expiration of the Offer, the Fund presently intends to (assuming no changes in the factors originally considered by the Board of Trustees when it determined to make the Offer and the other conditions set forth in the Offer), but is not obligated to, extend the Offer period, if necessary, and increase the number of Common Shares that the Fund is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Common Shares tendered as well as any Common Shares tendered during the extended Offer period or purchase the authorized percentage of Common Shares (or such greater number of Common Shares sought) on a pro rata basis.

     No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of Common Shares pursuant to the Offer. The Fund will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to those of your clients who have requested such materials. The Fund will pay all transfer taxes on its purchase of Common Shares, subject to Instruction 5 of the Letter of Transmittal. However, backup tax withholding may be required unless an exemption is proved or unless the required tax identification information is or has previously been provided. See Section 15 of the Offer to Purchase and Instructions 8 and 9 to the Letter of Transmittal.

     For your information and for forwarding to those of your clients who have requested them, we are enclosing the following documents:

          (1) Offer to Purchase dated December 19, 2003;

          (2) Letter of Transmittal to be used by holders of Common Shares to tender such shares to Van Kampen Investor Services Inc. (the "Depositary") directly or through their broker, dealer or other nominee who is not the registered owner;

          (3) Guidelines for Certification of Taxpayer Identification Number;

          (4) Letter to Clients which may be sent to your clients for whose account you hold Common Shares registered in your name (or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer); and

          (5) Return envelope addressed to the Depositary.

PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT EASTERN TIME ON JANUARY 23, 200 4, UNLESS THE OFFER IS EXTENDED. TO ENSURE PROCESSING OF YOUR OR YOUR CLIENT'S REQUEST, A LETTER OF TRANSMITTAL OR A MANUALLY SIGNED FACSIMILE OF IT (TOGETHER WITH ANY CERTIFICATES FOR COMMON SHARES AND ALL OTHER REQUIRED DOCUMENTS) MUST BE RECEIVED BY THE DEPOSITARY ON OR BEFORE THE EXPIRATION DATE (JANUARY 23, 2004).
                                                                 57 SLT009-12/03
                                                                             BDR
                                                                    SLBDTND-1/04
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     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Common Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

     Additional copies of the enclosed material may be obtained from Van Kampen Funds Inc. at the address and telephone number set forth in the Offer to Purchase. Any questions you have with respect to the Offer should be directed to the Client Relations Department at (800) 341-2911.

                                         Very truly yours,

                                         VAN KAMPEN SENIOR LOAN FUND

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE FUND OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.